Exhibit 10.3

This Second Amended and Restated Executive Employment Agreement (the “Agreement”) is entered into on February 25, 2014, to be effective as of January 1, 2014 (the “Effective Date”) by and between Mylan Inc. (the “Company” or “Mylan”) and Heather Bresch (“Executive”).

RECITALS:

WHEREAS, the Company and Executive are parties to a certain Executive Employment Agreement dated as of October 24, 2011, governing the terms of Executive’s employment with the Company (the “Prior Agreement”); and

WHEREAS, the Company wishes to retain Executive as Chief Executive Officer beyond the term of the Prior Agreement, and accordingly the parties wish to amend and restate the Prior Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the parties contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.          Employment of Executive; Position and Duties.  Executive shall continue to be employed by the Company as Chief Executive Officer, on the terms and conditions provided herein. In the role of Chief Executive Officer, Executive shall have the duties, roles and responsibilities traditionally assigned to the chief executive officer of a public company (except to the extent any such duties have been assigned to the Company’s Executive Chairman, if any) and shall report to the Board of Directors of the Company. Executive’s principal office shall be in the Pittsburgh metropolitan area, provided Executive shall travel in connection with her employment, commensurate with the activities of her position. Executive agrees to devote her full business time and attention to her duties.

2.          Effective Date: Term of Employment.  This Agreement shall commence and be effective (and, except as provided herein, the Prior Agreement shall cease to be effective) as of the Effective Date, and shall terminate at the close of business on December 31, 2018, unless sooner terminated in accordance with the terms of this Agreement or extended by mutual agreement of the parties (the period during which this Agreement is effective being referred to as the “Term of Employment”).

3.          Executive’s Compensation.  Executive’s compensation shall include the following:

(a)        Annual Base Salary.  Executive’s annual base salary shall be equal to $1,200,000, which shall be retroactive to the Effective Date, payable in accordance with the Company’s normal payroll practices for its executive officers. The annual base salary may be increased from time to time at the discretion of the Compensation Committee of the Board of Directors of the Company or any other committee authorized by the Board of Directors. The annual base salary may not be decreased except where other executive officers of the Company are required to accept a similar reduction. The annual base salary as in effect from time to time shall be referred to as the “Annual Base Salary.”

(b)        Annual Bonus.  Executive shall be eligible to participate in the Company’s annual executive incentive or bonus plan as in effect from time to time, with the opportunity to receive an annual award in respect of each fiscal year of the Company ending during the Term of Employment in accordance with the terms and conditions of such plan, with a target bonus opportunity equal to 150% of Annual Base Salary. Such bonus shall be paid no later than March 15th of the year following the year in which the annual award is no longer subject to a substantial risk of forfeiture.

(c)        RSUs.  On December 30, 2011 (i.e., the last business day before the effective date of the Prior Agreement), Executive was awarded restricted stock units (the “Initial RSUs”) under the Company’s 2003 Long-Term Incentive Plan (the “Plan”), which Initial RSUs shall vest in full on December 31, 2014, provided that Executive remains employed by the Company on such date. Such Initial RSUs are subject to all terms of the Plan and the applicable RSU award instrument, provided, that the Initial RSUs will be treated in accordance with Section 8 of this Agreement on Executive’s termination of employment.

(d)        One-Time Performance-Based Incentive Award.  The Board of Directors of the Company has adopted the Company’s One-Time Special Five-Year Performance-Based Realizable Value Incentive Program (the “One-Time Performance-Based Incentive Program”) pursuant to which awards are granted under the Plan. On the date hereof, Executive shall be granted 1,400,000 stock appreciation rights (the “One-Time Performance-Based Incentive Award”) pursuant to the One-Time Performance-Based Incentive Program, in accordance with the terms of the award agreement attached hereto as Schedule A (the “Award Agreement”).

(e)        Fringe Benefits and Expense Reimbursement.  Executive shall receive benefits and perquisites of employment similar to those as have been customarily provided to the Company’s most senior executive officers (excluding its Executive Chairman, if any), including but not limited to, health insurance coverage, short-term disability benefits and twenty-five (25) vacation days, in each case in accordance with the plan documents or policies that govern such benefits. The Company shall reimburse Executive for all ordinary and necessary business expenses in accordance with established Company policy and procedures.

4.          Confidentiality.  Executive recognizes and acknowledges that the business interests of the Company and its subsidiaries, parents and affiliates (collectively, the “Mylan Companies”) require a confidential relationship between the Company and Executive and the fullest protection and confidential treatment of the financial data, customer information, supplier information, market information, marketing and/or promotional techniques and methods, pricing information, purchase information, sales policies, employee lists, policy and procedure information, records, advertising information, computer records, trade secrets, know how, plans and programs, sources of supply and other knowledge of the business of the Mylan Companies (all of which are hereinafter jointly termed “Confidential Information”) which have or may in whole or in part be conceived, learned or obtained by Executive in the course of Executive’s employment with the Company. Accordingly, Executive agrees to keep secret and treat as confidential all Confidential Information whether or not copyrightable or patentable, and agrees not to use or aid others in learning of or using any Confidential Information except in the ordinary course of business and in furtherance of the Company’s interests. During the term of this Agreement and at all times thereafter, except insofar as is necessary disclosure consistent with the Company’s business interests:

(a)        Executive will not, directly or indirectly, disclose any Confidential Information to anyone outside the Mylan Companies;

(b)        Executive will not make copies of or otherwise disclose the contents of documents containing or constituting Confidential Information;

(c)        As to documents which are delivered to Executive or which are made available to her as a necessary part of the working relationships and duties of Executive within the business of the Company, Executive will treat such documents confidentially and will treat such documents as proprietary and confidential, not to be reproduced, disclosed or used without appropriate authority of the Company;

(d)        Executive will not advise others that the information and/or know how included in Confidential Information is known to or used by the Company; and

(e)        Executive will not in any manner disclose or use Confidential Information for Executive’s own account and will not aid, assist or abet others in the use of Confidential Information for their account or benefit, or for the account or benefit of any person or entity other than the Company.

The obligations set forth in this paragraph are in addition to any other agreements Executive may have with the Company and any and all rights the Company may have under state or federal statutes or common law.

5.          Non-Competition and Non-Solicitation.  Executive agrees that during the Term of Employment and for a period ending one (1) year after termination of Executive’s employment with the Company for any reason:

(a)        Executive shall not, directly or indirectly, whether for herself or for any other person, company, corporation or other entity be or become associated in any way (including but not limited to the association set forth in (i)-(vii) of this subsection) with any business or organization which is directly or indirectly engaged in the research, development, manufacture, production, marketing, promotion or sale of any product the same as or similar to those of the Mylan Companies, or which competes or intends to compete in any line of business with the Mylan Companies. Notwithstanding the foregoing, Executive may during the period in which this paragraph is in effect own stock or other interests in corporations or other entities that engage in businesses the same or substantially similar to those engaged in by the Mylan Companies, provided that Executive does not, directly or indirectly (including without limitation as the result of ownership or control of another corporation or other entity), individually or as part of a group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) (i) control or have the ability to control the corporation or other entity, (ii) provide to the corporation or entity, whether as an executive, consultant or otherwise, advice or consultation, (iii) provide to the corporation or entity any confidential or proprietary information regarding the Mylan Companies or its businesses or regarding the conduct of businesses similar to those of the Mylan Companies, (iv) hold or have the right by contract or arrangement or understanding with other parties to hold a position on the board of directors or other governing body of the corporation or entity or have the right by contract or arrangement or understanding with other parties to elect one or more persons to any such position, (v) hold a position as an officer of the corporation or entity, (vi) have the purpose to change or influence the control of the corporation or entity (other than solely by the voting of her shares or ownership interest) or (vii) have a business or other relationship, by contract or otherwise, with the corporation or entity other than as a passive investor in it; provided, however, that Executive may vote her shares or ownership interest in such manner as she chooses provided that such action does not otherwise violate the prohibitions set forth in this sentence.

(b)        Executive will not, either directly or indirectly, either for herself or for any other person, partnership, firm, company, corporation or other entity, contact, solicit, divert or take away any of the customers or suppliers of the Mylan Companies.

(c)        Executive will not solicit, entice or otherwise induce any employee of the Mylan Companies to leave the employ of the Mylan Companies for any reason whatsoever; nor will Executive directly or indirectly aid, assist or abet any other person or entity in soliciting or hiring any employee of the Mylan Companies, nor will Executive otherwise interfere with any contractual or other business relationships between the Mylan Companies and its employees.

6.          Severability.  Should a court of competent jurisdiction determine that any section or sub-section of this Agreement is unenforceable because one or all of them are vague or overly broad, the parties agree that this Agreement may and shall be enforced to the maximum extent permitted by law. It is the intent of the parties that each section and sub-section of this Agreement be a separate and distinct promise and that unenforceability of any one subsection shall have no effect on the enforceability of another.

7.          Injunctive Relief.  The parties agree that in the event of Executive’s violation of Sections 4 and/or 5 of this Agreement or any subsection thereunder, that the damage to the Company will be irreparable and that money damages will be difficult or impossible to ascertain. Accordingly, in addition to whatever other remedies the Company may have at law or in equity, Executive recognizes and agrees that the Company shall be entitled to a temporary restraining order and a temporary and permanent injunction enjoining and prohibiting any acts not permissible pursuant to this Agreement. Executive agrees that should either party seek to enforce or determine its rights because of an act of Executive which the Company believes to be in contravention of Sections 4 and/or 5 of this Agreement or any subsection thereunder, the duration of the restrictions imposed thereby shall be extended for a time period equal to the period necessary to obtain judicial enforcement of the Company’s rights.

8.          Termination of Employment.

(a)        Resignation.  Executive may resign from employment at any time upon 90 days written notice to the Board of Directors. During the 90-day notice period Executive will continue to perform duties and abide by all other terms and conditions of this Agreement. Additionally, Executive will use her best efforts to effect a smooth and effective transition to whoever will replace Executive. The Company reserves the right to accelerate the effective date of Executive’s resignation, provided that Executive shall receive Executive’s salary and benefits through the 90-day period. If Executive resigns during the Term of Employment without “Good Reason” (as defined below), the Company shall have no liability to Executive under this Agreement other than that the Company shall pay Executive’s wages and benefits through the effective date of Executive’s resignation, it being understood that the Initial RSUs, to the extent then unvested, shall be forfeited. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement “Good Reason” shall mean: (1) a reduction of Executive’s Annual Base Salary as in effect from time to time, unless other executive officers of the Company are required to accept a similar reduction; (2) the assignment of duties to Executive which are inconsistent with those of a chief executive officer (including status, offices, titles and reporting requirements); provided, that Executive shall not have Good Reason to terminate her employment by reason of certain duties being assigned to the Executive Chairman of the Company (if any) rather than Executive; (3) removal from the position of Chief Executive Officer; or (4) the Company’s requiring Executive to be based at any office or location other than in the Pittsburgh metropolitan area.

(b)        Termination for Cause.  If the Company determines to terminate Executive’s employment during the Term of Employment for Cause, as defined herein, the Company shall have no liability to Executive other than to pay Executive’s wages and benefits through the effective date of Executive’s termination, it being understood that the Initial RSUs, to the extent then unvested, shall be forfeited. Executive, however, will continue to be bound by all provisions of this Agreement that survive termination of employment. For purposes of this Agreement, “Cause” shall mean: (1) Executive’s willful and continued gross neglect of duties, (2) the willful engaging by Executive in illegal conduct that is materially and demonstrably injurious to the Company or (3) the willful engaging by Executive in gross misconduct that is materially and demonstrably injurious to the Company, which, in the case of clauses (1) and (3), has not been cured within 30 days after a written demand for substantial performance is delivered to Executive by the Board that specifically identifies the manner in which the Board believes that Executive has grossly neglected her duties or has engaged in gross misconduct. No act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding Executive, if Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail.

(c)        Termination Without Cause or Resignation for Good Reason.  If the Company discharges Executive without Cause or if Executive resigns from employment for Good Reason, then, in consideration, inter alia, for the restrictions contained in Sections 4 and 5, the Company will pay Executive a lump sum amount equal to two (2) times Annual Base Salary as in effect immediately prior to termination of employment (without regard to any reduction thereto constituting “Good Reason”). Subject to Section 8(h), such payment will be made within 30 days following Executive’s termination of employment. In addition, if the Company discharges Executive without Cause or if Executive resigns from employment for Good Reason, the Company will (i) provide to Executive a prorated annual bonus for the fiscal year in which Executive’s termination occurs (the “Pro Rata Bonus”), such Pro Rata Bonus to be determined by reference to the bonus that Executive would have earned based on actual performance for the relevant fiscal year had Executive’s employment not terminated, with the resulting amount pro-rated to reflect the number of days elapsed in the fiscal year, through and including the date on which Executive’s termination of employment occurs and (ii) for two (2) years following Executive’s termination of employment, continue to provide to Executive and/or Executive’s dependents the health insurance benefits that were provided to them immediately prior to Executive’s termination of employment (taking into account any required employee contributions, co-payments and similar costs imposed on Executive) (the “Continuation Benefits”); provided, however, that the Company’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. The parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. If the Company discharges Executive without Cause or if Executive resigns from employment for Good Reason, a pro-rated portion of the Initial RSU shall vest, calculated to reflect the number of days elapsed in the vesting period through the date of termination. Any unvested portion of the Initial RSU that does not vest in accordance with the previous sentence shall be forfeited. Executive will continue to be bound by all provisions of this Agreement that survive termination of employment.

(d)        Death or Incapacity.  The employment of Executive shall automatically terminate upon Executive’s death or upon the occurrence of a disability that renders Executive incapable of performing the essential functions of her position within the meaning of the Americans With Disabilities Act of 1990. For all purposes of this Agreement, any such termination shall be treated in the same manner as a termination without Cause, as described in Section 8(c) above, and Executive, or Executive’s estate, as applicable, shall receive all consideration, compensation and benefits that would be due and payable to Executive for a termination without Cause, provided, however, that such consideration, compensation and benefits shall be reduced by any death or disability benefits (as applicable) that Executive or her estate or beneficiaries (as applicable) are entitled to pursuant to plans or arrangements of the Company.

(e)        Extension or Renewal.  This Agreement may be extended or renewed upon mutual written agreement of the parties. Unless this Agreement has sooner been terminated for any of the reasons stated in Section 8(a), (b), (c) or (d) of this Agreement, and further provided that Executive would otherwise be physically and mentally able to perform the essential functions of Executive’s position at such time, with or without reasonable accommodation, the parties shall endeavor to commence renewal or extension discussions no later than 120 days prior to the expiration of the then existing Term of Employment.

If, by the end of the then existing Term of Employment, the Company has not made an offer to Executive for continued employment with the Company beyond such date on terms substantially similar to the terms then in effect pursuant to this Agreement, Executive’s employment shall terminate as of such date, and Executive will be entitled to compensation and benefits under Section 8(c) of this Agreement as if Executive’s employment had been terminated without Cause. If prior to the end of the then existing Term of Employment, the Company makes an offer to Executive for continued employment with the Company beyond such date on terms substantially similar to the terms then in effect pursuant to this Agreement, and Executive rejects such offer, Executive’s employment shall terminate as of the then existing Term of Employment, and (i) the Company will pay Executive a lump sum amount equal to one (1) times Annual Base Salary payable, subject to Section 8(h), within 30 days following Executive’s termination of employment and (ii) for one year following termination of employment, the Company will provide the Continuation Benefits; provided, however, that the Company’s obligation to provide the Continuation Benefits shall end at such time as Executive obtains health insurance benefits through another employer or otherwise in connection with rendering services for a third party. The parties agree to cooperate such that the Continuation Benefits are, to the extent practicable, provided in a manner so as to minimize adverse tax consequences to the Company under Section 4980D of the Code. For purposes of this Section 8(e), the determination of whether the Company has made an offer to Executive for continued employment on substantially similar terms shall be made without regard to the grant or existence of the One-Time Performance-Based Incentive Award.

(f)        Treatment of One-Time Performance-Based Incentive Award.

(i)        Upon Executive’s termination of employment (x) for any reason prior to December 31, 2014 or (y) pursuant to Section 8(a) or 8(b) prior to the Final Vesting Date (as defined in the Award Agreement), any unvested portion of the One-Time Performance-Based Incentive Award shall be immediately forfeited.

(ii)       Upon Executive’s termination of employment pursuant to Section 8(c) or 8(d) between January 1, 2015 and December 31, 2016, Executive shall remain eligible to vest in a portion of any unvested One-Time Performance-Based Incentive Award pursuant to Sections 8(f)(iv) and (v), determined by multiplying the number of then-outstanding unvested stock appreciation rights and Early Exercise Shares (as defined in the Award Agreement), as applicable, held at such time by a fraction, (x) the numerator of which is the number of days Executive was employed by the Company during the Performance Period (as defined in the Award Agreement) and (y) the denominator of which is the number of days in such Performance Period, which shall be rounded to the nearest whole unvested stock appreciation right and Early Exercise Share, as applicable.

(iii)      Upon Executive’s termination of employment pursuant to Section 8(c) or 8(d) between January 1, 2017 and the Final Vesting Date, Executive shall remain eligible to vest in the entire unvested portion of the One-Time Performance Based Incentive Award and all of the Early Exercise Shares, as applicable, held at such time pursuant to Sections 8(f)(iv) and (v).

(iv)      Any portion of the One-Time Performance-Based Incentive Award that remains eligible to vest pursuant to Section 8(f)(ii) or 8(f)(iii) may, without regard to the Service Vesting Condition set forth in Section 7(c) of the Award Agreement, become vested and exercisable pursuant to the other terms of the Award Agreement (including the Performance

Vesting Condition set forth in Section 7(b) of the Award Agreement); provided, however, that any portion of the One-Time Performance-Based Incentive Award that remains eligible to vest pursuant to Section 8(f)(iii) shall become immediately vested on the date on which the Performance Vesting Condition achievement percentage is 100% (as certified by the Committee) and thereafter may be exercised (in whole or in part for any number of whole shares) at any time prior to and including the Final Vesting Date by Executive by written notice to the Company. As soon as practicable (but no later than 10 days) following Executive’s delivery of notice of exercise, the Company shall issue or transfer to Executive the number of shares of the Company’s common stock to which Executive is entitled under Section 3 of the Award Agreement (provided that for this purpose, the “Final Vesting Date” in the Award Agreement shall be deemed to be the date Executive delivers notice of exercise), which shares shall not be subject to any vesting requirements under Section 7 of the Award Agreement. For purposes of determining such number of shares, each share of the Company’s common stock shall be deemed to have a fair market value equal to the closing price of shares of the Company’s common stock on the NASDAQ National Market (“NASDAQ”) (or such other exchange on which the company’s common stock is then listed) on the date of exercise (or, if such date is not a trading day, the immediately preceding trading day). Notwithstanding the foregoing, if at any time following Executive’s termination of employment described in Section 8(f)(iii) and prior to the Final Vesting Date the closing price of shares of the Company’s common stock on the NASDAQ (or such other exchange on which the Company’s common stock is then listed) equals or exceeds the Maximum Share Value (as defined in the Award Agreement), Executive shall be deemed to give notice of exercise and any outstanding and unexercised portion of the One-Time Performance-Based Incentive Award shall be automatically exercised as of such date in accordance with this Section 8(f)(iv).

(v)       If, following Executive’s termination of employment and giving effect to this Section 8(f), Executive holds Early Exercise Shares that remain eligible to vest pursuant to Section 8(f)(ii) or 8(f)(iii) and the Performance Vesting Condition achievement percentage as of any date (as determined by the Committee) equals or exceeds 50%, a number of Early Exercise Shares equal to (x) the number of Early Exercise Shares then held by Executive multiplied by (y) the Performance Vesting Condition achievement percentage as of such date shall become immediately vested and nonforfeitable and the Company shall deliver to the Participant a certificate or certificates, or evidence of book entry, with respect to such number of shares of Common Stock as soon as practicable (but no later than 10 days) following such date. In the event that less than all of Executive’s Early Exercise Shares have become vested and nonforfeitable pursuant to the preceding sentence, Executive’s remaining Early Exercise

Shares shall remain eligible to vest upon any increase in the Performance Vesting Condition achievement percentage in the same manner as provided in the preceding sentence; provided; however, that for purposes of determining the number of additional Early Exercise Shares that become vested and nonforfeitable only the incremental increase in the Performance Vesting Condition achievement percentage shall be taken into account.

(g)        Return of Company Property.  Upon the termination of Executive’s employment for any reason, Executive shall immediately return to the Company all records, memoranda, files, notes, papers, correspondence, reports, documents, books, diskettes, hard drives, electronic files, and all copies or abstracts thereof that Executive has concerning any or all of the Mylan Companies’ business. Executive shall also immediately return all keys, identification cards or badges and other company property.

(h)        No Duty to Mitigate.  There shall be no requirement on the part of Executive to seek other employment or otherwise mitigate damages in order to be entitled to the full amount of any payments and benefits to which Executive is otherwise entitled under any contract and, except as set forth herein with respect to the Continuation Benefits, the amount of such payments and benefits shall not be reduced by any compensation or benefits received by Executive from other employment.

(i)        Conditions to Payment and Acceleration; Section 409A of the Code.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 8 of this Agreement until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in Section 8 that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

9.          Indemnification.  The Company shall maintain D&O liability coverage pursuant to which Executive shall be a covered insured. Executive shall receive indemnification in accordance with the Company’s Bylaws in effect as of the date of this Agreement. Such indemnification shall be contractual in nature and shall remain in effect notwithstanding any future change to the Company’s Bylaws.

To the extent not otherwise limited by the Company’s Bylaws in effect as of the date of this Agreement, in the event that Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, (including those brought by or in the right of the Company) whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that she is or was an officer, employee or agent of or is or was serving the Company or any subsidiary of the Company, or is or was serving at the request of the Company or another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by law against all expenses, liabilities and losses (including attorneys fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. Such right shall be a contract right and shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by Executive in her capacity as a director or officer (and not in any other capacity in which service was or is rendered by Executive while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding will be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts to Company so advanced if it should be determined ultimately that Executive is not entitled to be indemnified under this section or otherwise.

Promptly after receipt by Executive of notice of the commencement of any action, suit or proceeding for which Executive may be entitled to be indemnified, Executive shall notify the Company in writing of the commencement thereof (but the failure to notify the Company shall not relieve it from any liability which it may have under this Section 9 unless and to the extent that it has been prejudiced in a material respect by such failure or from the forfeiture of substantial rights and defenses). If any such action, suit or proceeding is brought against Executive and she notifies the Company of the commencement thereof, the Company will be entitled to participate therein, and, to the extent it may elect by written notice delivered to Executive promptly after receiving the aforesaid notice from Executive, to assume the defense thereof with counsel reasonably satisfactory to Executive, which may be the same counsel as counsel to the Company. Notwithstanding the foregoing, Executive shall have the right to employ her own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Executive unless (i) the employment of such counsel shall have been authorized in writing by the Company, (ii) the Company shall not have employed counsel reasonably satisfactory to Executive to take charge of the defense of such action within a reasonable time after notice of commencement of the action or (iii) Executive shall have reasonably concluded, after consultation with counsel to Executive, that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable (in which case the Company shall not have the right to direct the defense of such action on behalf of Executive), in any of which events such fees and expenses of one additional counsel shall be borne by the Company. Anything in this Section 9 to the contrary notwithstanding, the Company shall not be liable for any settlement of any claim or action effected without its written consent.

10.        Other Agreements.  The rights and obligations contained in this Agreement are in addition to and not in place of any rights or obligations contained in any other agreements between Executive and the Company.

11.        Notices.  All notices hereunder to the parties hereto shall be in writing sent by certified mail, return receipt requested, postage prepaid, and by fax, addressed to the respective parties at the following addresses:

If to the Company:	Mylan Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attn: Executive Vice President and Global General Counsel
Fax: 724-514-1871

If to Executive:	at the most recent address on record at the Company.

Either party may, by written notice complying with the requirements of this section, specify another or different person or address for the purpose of notification hereunder. All notices shall be deemed to have been given and received on the day a fax is sent or, if mailed only, on the third business day following such mailing.

12.        Withholding.  All payments required to be made by the Company hereunder to Executive or her dependents, beneficiaries, or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

13.        Modification and Waiver.  This Agreement may not be changed or terminated rally, nor shall any change, termination or attempted waiver of any of the provisions contained in this Agreement be binding unless in writing and signed by the party against whom the same is sought to be enforced, nor shall this section itself by waived verbally. This Agreement may be amended only by a written instrument duly executed by or on behalf of the parties hereto.

14.        Construction of Agreement.  This Agreement and all of its provisions were subject to negotiation and shall not be construed more strictly against one party than against another party regardless of which party drafted any particular provision.

15.        Successors and Assigns.  This Agreement and all of its provisions, rights and obligations shall be binding upon and inure to the benefit of the parties hereto and the Company’s successors and assigns. This Agreement may be assigned by the Company to any person, firm or corporation which shall become the owner of substantially all of the assets of the Company or which shall succeed to the business of the Company; provided, however, that in the event of any such assignment the Company shall obtain an instrument in writing from the assignee in which such assignee assumes the obligations of the Company hereunder and shall deliver an executed copy thereof to Executive. No right or interest to or in any payments or benefits hereunder shall be assignable by Executive; provided, however, that this provision shall not preclude her from designating one or more beneficiaries to receive any amount that may be payable after her death and shall not preclude the legal representative of her estate from assigning any right hereunder to the person or persons entitled thereto under her will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to her estate. The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiary or beneficiaries so designated to receive any such amount, or if no beneficiary has been so designated, the legal representative of Executive’s estate. No right, benefit, or interest hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy, or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void, and of no effect.

16.        Choice of Law and Forum.  This Agreement shall be construed and enforced according to, and the rights and obligations of the parties shall be governed in all respects by, the laws of the State of New York. Any controversy, dispute or claim arising out of or relating to this Agreement, or the breach hereof, including a claim for injunctive relief, or any claim which, in any way arises out of or relates to, Executive’s employment with the Company or the termination of said employment, including but not limited to statutory claims for discrimination, shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes except that the parties shall be entitled to engage in all forms of discovery permitted under the New York Civil Practice Law and Rules (as such rules may be in effect from time to time). The hearing of any such dispute will be held in New York, New York, and the losing party shall bear the costs, expenses and counsel fees of such proceeding. Executive and Company agree for themselves, their, employees, successors and assigns and their accountants, attorneys and experts that any arbitration hereunder will be held in complete confidence and, without the other party’s prior written consent, will not be disclosed, in whole or in part, to any other person or entity except as may be required by law. The decision of the arbitrator(s) will be final and binding on all parties. Executive and the Company expressly consent to the jurisdiction of any such arbitrator over them.

17.        Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way affect the interpretation of any of the terms or conditions of this Agreement.

18.        Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above mentioned, to be effective as of the Effective Date.

MYLAN INC.,

by
/s/ Rodney L. Piatt
	Name:	Rodney L. Piatt
	Title:	Chairman, Compensation Committee

/s/ Heather Bresch
Heather Bresch